Exhibit 99.1

Multi-Color Corporation Announces EPS at $0.71 and non-GAAP Core EPS at $0.70 for December Quarter

CINCINNATI, OHIO, February 8, 2017 – Multi-Color Corporation (NASDAQ: LABL) announces third quarter earnings per diluted share of $0.71 and non-GAAP core earnings per share of $0.70 per diluted share for the fiscal quarter ended December 31, 2016.

“Organic growth and gross margin improvement in most markets was largely offset by lower sales and operating inefficiencies in the UK and Ireland in Q3. Core EPS growth at $0.11 fiscal year to date can be substantially improved, especially given weak Q4 last year,” said Nigel Vinecombe, Executive Chairman of Multi-Color Corporation.

Q3 Highlights/Developments

•	Organic growth run rate at 4% fiscal year to date, excluding one-off impacts from beer label exit (-1%) and UK & Ireland (-1%).

•	Gross margin at 20% in Q3 continues to show improving trend year over year, despite $2 million shortfall in UK & Ireland year over year in Q3.

•	SG&A tracking to expectations, circa 9% for fiscal 2017.

Q4 Developments

•	Two acquisitions were completed in January 2017 with combined annual revenues circa $18 million. Graphix Labels & Packaging (Melbourne, Australia) and Gironde Imprimerie Publicité (Bordeaux, France) complement existing operations in these regions.

•	MCC Director Thomas Mohr sadly passed away in January this year. A director since 2006, his multinational and manufacturing CEO experience helped guide MCC’s growth over the last decade. Our condolences to his family.

Third Quarter Highlights:

•	Net revenues increased 2% to $210.7 million compared to $206.0 million in the prior year quarter. Acquisitions occurring after the beginning of the third quarter of fiscal 2016 accounted for a 3% increase in revenues and organic revenues increased 1%. Foreign exchange rates, primarily driven by depreciation of the British pound and the Mexican peso, led to a 2% decrease in revenues quarter over quarter.

•	Gross profit increased 4% or $1.6 million compared to the prior year quarter. Acquisitions occurring after the beginning of the third quarter of fiscal 2016 contributed $1.7 million to gross profit, partially offset by the effect of unfavorable foreign exchange rates of $0.2 million. Organic gross profit increased $0.1 million compared to the prior year quarter. Core gross profit, a non-GAAP financial measure, excluding the impact of inventory purchase accounting charges, increased 4% or $1.6 million compared to the prior year quarter. Core gross margins were 19.6% of sales revenues for the current year quarter compared to 19.2% in the prior year quarter.

•

Selling, general and administrative (SG&A) expenses were $20.4 million for the current and prior year quarters. Core SG&A, a non-GAAP financial measure, increased 1% or $0.2 million compared to the prior year quarter, including $0.8 million related to acquisitions occurring after the beginning of the third quarter of fiscal 2016, partially offset by a decrease of $0.3 million due to the favorable impact of foreign exchange rates. The remaining decrease primarily relates to a reduction in external compliance costs, net of increases in compensation costs including internal compliance resources. Core SG&A, as a percentage of sales, was 9.5% in the current year quarter compared to 9.6% in the prior year quarter. Non-core items relate to acquisition and integration expenses in both quarters and were $0.4 million in the current year quarter compared to $0.6 million in the prior year quarter.

•	Facility closure expenses were $0.4 million in the current year quarter compared to $1.8 million in the prior year quarter. The current quarter expenses primarily related to the consolidation of our manufacturing facilities in Dublin, Ireland into a single location and the consolidation of our manufacturing facilities in Glasgow, Scotland into a single location. Expenses in the prior year quarter related to consolidation of the Dublin manufacturing facilities, consolidation of the manufacturing facility Greensboro, North Carolina into existing facilities, and closures of manufacturing facilities in Norway, Michigan and Watertown, Wisconsin.

•	Operating income increased 17% or $3.0 million compared to the prior year quarter. Acquisitions occurring after the beginning of the third quarter of fiscal 2016 contributed $0.9 million to operating income. Core operating income, a non-GAAP financial measure, increased 7% or $1.4 million compared to the prior year quarter. Non-core items in the current year quarter relate to acquisition and integration expenses of $0.4 million and facility closure expenses of $0.4 million.

•	Interest expense was $6.1 million for the current and prior year quarters. The Company had $484.3 million of debt at December 31, 2016 compared to $506.8 million at December 31, 2015.

•	Other income was $1.1 million in the current year quarter compared to expense of $0.7 million in the prior year quarter. During the current year quarter, adjustments were made to other income for $0.9 million to reconcile certain supplemental purchase price accruals to management’s estimate of the liability. Core other income, a non-GAAP financial measure, was $0.2 million in the current year quarter compared to other expense of $0.7 million in the prior year quarter. The change in core other income primarily relates to gains and losses on foreign exchange.

•	Our effective tax rate increased to 21% in the current year quarter from 9% in the prior year quarter primarily due to the impact of tax rate changes in certain foreign jurisdictions enacted during the prior year quarter and other discrete items recognized during the prior year quarter that reduced tax expense compared to the current period, offset by a non-taxable item related to the release of purchase price accruals and other discrete items in the current year quarter. The effective tax rate on core net income, a non-GAAP financial measure, was 22% in the current year quarter compared to 12% in the prior year quarter. The Company expects its annual core effective tax rate to be approximately 29% in fiscal 2017.

•	Net income increased 26% or $2.5 million in the current year quarter compared to the prior year quarter. Core net income increased 4% or $0.4 million compared to the prior year quarter.

•	Diluted earnings per share (EPS) were $0.71 per diluted share in the current year quarter compared to $0.57 per diluted share in the prior year quarter. Excluding the impact of the special items noted below, core EPS increased 3% to $0.70 per diluted share from $0.68 in the prior year quarter.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended December 31, 2016 and 2015. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, EBITDA, other (income), income before income taxes, and effective tax rate between reported GAAP and Non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Three Months Ended
	12/31/16	Diluted	12/31/15	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$12,126	$0.71	$9,628	$0.57
Acquisition and integration expenses, net of tax	341	0.02	583	0.03
Supplemental purchase price adjustments	(887)	(0.05)	—	—
Facility closure expenses, net of tax	314	0.02	1,229	0.07
Inventory purchase accounting charges, net of tax	—	—	16		*

Core net income and diluted EPS, (Non-GAAP)	$11,894	$0.70	$11,456	$0.68

*	Diluted EPS is less than $0.01

Year-to-Date Highlights:

•	Net revenues increased 6% to $679.3 million from $643.7 million in the nine months ended December 31, 2016. Acquisitions occurring after the beginning of fiscal 2016 accounted for a 6% increase in revenues and organic revenues increased 2%. Foreign exchange rates, primarily driven by depreciation of the British pound and the Mexican peso, led to a 2% decrease in revenues compared to the nine months ended December 31, 2015.

•	Gross profit increased 7% or $9.7 million compared to the nine months ended December 31, 2015. Acquisitions occurring after the beginning of fiscal 2016 contributed $8.8 million to gross profit, partially offset by the effect of unfavorable foreign exchange rates of $0.9 million. Organic gross profit increased 1% or $1.8 million compared to the nine months ended December 31, 2015. Core gross profit, a non-GAAP financial measure, excluding the impact of inventory purchase accounting charges, increased 7% or $9.7 million. Core gross margins were 21.1% of sales revenues in the nine months ended December 31, 2016 compared to 20.8% in the nine months ended December 31, 2015.

•	Selling, general and administrative expenses increased 6% or $3.4 million compared to the nine months ended December 31, 2015. Core SG&A, a non-GAAP financial measure, increased 10% or $5.8 million compared to the nine months ended December 31, 2015, including $4.2 million related to acquisitions occurring after the beginning of fiscal 2016 partially offset by a decrease of $0.7 million due to the favorable impact of foreign exchange rates. The remaining increase primarily relates to increased audit fees related to the fiscal 2016 year-end audit and increased compensation expenses including internal compliance resources, net of reductions in external compliance cost year over year. Core SG&A increased as a percentage of sales to 9.1% from 8.7% in the prior year period. Non-core items related to acquisition and integration expenses were $0.8 million in the nine months ended December 31, 2016 compared to $3.1 million in the prior year period.

•	Facility closure expenses were $0.6 million in the nine months ended December 31, 2016 compared to $2.5 million in the nine months ended December 31, 2015. The current period expenses primarily related to the consolidation of our manufacturing facilities in Dublin, Ireland into a single location and the consolidation of our manufacturing facilities in Glasgow, Scotland into a single location. The prior period expenses primarily related to consolidation of the Dublin manufacturing facilities, consolidation of the manufacturing facility in Greensboro, North Carolina into existing facilities, and closures of manufacturing facilities in Norway, Michigan and Watertown, Wisconsin.

•	Operating income increased 11% or $8.1 million compared to the nine months ended December 31, 2015. Acquisitions occurring after the beginning of fiscal 2016 contributed $4.6 million to the increase. Core operating income, a non-GAAP financial measure, increased 5% or $3.9 million primarily due to acquisitions, partially offset by increased compensation costs and professional fees. Operating income for the nine months ended December 31, 2016 was impacted by unfavorable foreign exchange of $0.2 million. Non-core items in fiscal 2017 primarily relate to acquisition expenses of $0.8 million, facility closure expenses of $0.6 million and inventory purchase accounting charges of $0.1 million.

•	Other income was $1.7 million in the nine months ended December 31, 2016 compared to expense of $0.1 million in the nine months ended December 31, 2015. During the current period, adjustments were made to other income for $0.9 million to reconcile certain supplemental purchase price accruals to management’s best estimate of the liability. Core other income, a non-GAAP financial measure, was $0.8 million in the nine months ended December 31, 2016 compared to core other expense of $0.1 million in the nine months ended December 31, 2015. The change in core other income primarily relates to due to gains and losses on foreign exchange.

•	The effective tax rate increased to 28% for the nine months ended December 31, 2016 compared to 25% in the nine months ended December 31, 2015. The effective tax rate on core net income, a non-GAAP financial measure, was 28% for the nine months ended December 31, 2016 compared to 27% in the nine months ended December 31, 2015 primarily due to the impact of tax rate changes in certain foreign jurisdictions enacted during the prior year and other discrete items recognized during the prior year that reduced tax expense.

•	Net income attributable to Multi-Color increased 12% or $4.8 million in the nine months ended December 31, 2016 compared to the prior year to date period. Core net income, a non-GAAP financial measure, increased 5% or $2.1 million compared to the prior year to date period.

•	Diluted earnings per share (EPS) increased 12% to $2.60 per diluted share from $2.33 per diluted share in the nine months ended December 31, 2015. Excluding the impact of the non-core items noted below, core EPS, a non-GAAP financial measure, increased 4% to $2.63 per diluted share from $2.52 in the nine months ended December 31, 2015.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the nine months ended December 31, 2016 and 2015. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, EBITDA, other (income) expense, income before income taxes, and effective tax rate between reported GAAP and Non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Nine Months Ended
	12/31/16	Diluted	12/31/15	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$44,274	$2.60	$39,452	$2.33
Acquisition and integration expenses, net of tax	775	0.05	3,114	0.18
Supplemental purchase price adjustments	(887)	(0.05)	—	—
Facility closure expenses, net of tax	487	0.03	1,682	0.10
Inventory purchase accounting charges, net	107	0.01	81		*
Release of foreign deferred tax accounts	—	—	(1,691)	(0.10)

Core net income and diluted EPS, (Non-GAAP)	$44,756	$2.63	$42,638	$2.52

*	Diluted EPS is less than $0.01

Fiscal Year 2017 Third Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on Wednesday, February 8, 2017 at 10:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please call 800-219-3192 (participant code 52009437#) or for international access, please call +1 617-597-5412 (participant code 52009437#) by 9:45 a.m. (ET). A replay of the conference call will be available at 3:00 p.m. (ET) on Wednesday, February 8, 2017 through 11:59 p.m. (ET) on February 15, 2017 by calling 888-286-8010 (participant code 82458240) or internationally, by calling +1 617-801-6888 (participant code 82458240). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at:

https://www.theconferencingservice.com/prereg/key.process?key=P849EBCTP. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbors created by that Act. All statements contained in this Form 10-Q other than statements of historical fact are forward-looking statements. Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions (as well as the negative versions thereof) may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. With respect to the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Such forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation: factors discussed in conjunction with a forward-looking statement; changes in global economic and business conditions; changes in business strategies or plans; raw material cost pressures; availability of raw materials; availability to pass raw material cost increases to our customers; interruption of business operations; changes in, or the failure to comply with, government regulations, legal proceedings and developments; acceptance of new product offerings, services and technologies; new developments in packaging; our ability to effectively manage our growth and execute our long-term strategy; our ability to manage foreign operations and the risks involved with them, including compliance with applicable anti-corruption laws; currency exchange rate fluctuations; our ability to manage global political uncertainty; terrorism and political unrest; increases in general interest rate levels and credit market volatility affecting our interest costs; competition within our industry; our ability to consummate and successfully integrate acquisitions; our ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; risk that some of our goodwill may be or later become impaired; the success and financial condition of our significant customers; dependence on information technology; our ability to market new products; our ability to maintain an effective system of internal control; ongoing claims, lawsuits and governmental proceedings, including environmental proceedings; availability, terms and developments of capital and credit; dependence on key personnel; quality of management; our ability to protect our intellectual property and the potential for intellectual property litigation; employee benefit costs; and risk associated with significant leverage. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Southeast Asia, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 5,350 associates across 48 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net revenues	$210,658	$206,028	$679,292	$643,732
Cost of revenues	169,441	166,418	536,029	510,156

Gross profit	41,217	39,610	143,263	133,576
Gross margin	19.6%	19.2%	21.1%	20.8%
Selling, general and administrative expenses	20,408	20,423	62,798	59,351
Facility closure expenses	393	1,790	607	2,515

Operating income	20,416	17,397	79,858	71,710

Interest expense	6,141	6,102	19,118	19,110
Other expense (income), net	(1,125)	650	(1,685)	115

Income before income taxes	15,400	10,645	62,425	52,485
Income tax expense	3,205	1,008	17,786	12,940

Net income	12,195	9,637	44,639	39,545

Less: Net income attributable to non-controlling interests	69	9	365	93

Net income attributable to Multi-Color Corporation	$12,126	$9,628	$44,274	$39,452

Basic shares outstanding	16,908	16,772	16,863	16,728
Diluted shares outstanding	17,039	16,963	17,007	16,945

Basic earnings per common share	$0.72	$0.57	$2.63	$2.36
Diluted earnings per common share	$0.71	$0.57	$2.60	$2.33

Multi-Color Corporation

Selected Balance Sheet Information

(in thousands)

Unaudited

	December 31, 2016	March 31, 2016
Total Current Assets	$235,117	$248,525
Total Assets	$1,036,353	$1,070,066
Total Current Liabilities	$115,170	$137,425
Total Liabilities	$683,321	$727,434
Total Stockholders’ Equity	$353,032	$342,632
Total Debt	$484,250	$506,279

Exhibit A

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements, as defined by the Securities and Exchange Commission. These measurements are supplemental in nature and should not be considered to be an alternative to reported results prepared in accordance with US GAAP. The Company’s Non-GAAP financial measurements reported for the periods presented in this release are: core gross profit, core SG&A expenses, core operating income, core EBITDA, core net income, core diluted EPS, core income before income taxes, and core effective tax rate.

These Non-GAAP financial measurements are adjusted to exclude the following non-core items: facility closure expenses, acquisition & integration expenses, and purchase accounting charges related to acquisitions. These adjustments are disclosed to give the reader an indication of the performance of the business excluding discrete costs related to acquisitions of new businesses and closures of existing businesses. Acquisition costs represent discrete, external, transaction-related costs, specific to acquisitions that we believe will be accretive in future periods. Similarly, facility closure expenses relate to discrete costs to close plants that management believes will ultimately benefit the business.

These Non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A expenses, operating income, EBITDA, net income, diluted EPS, income before income taxes and effective tax rate adjusted to exclude the effect of the non-core items identified above. EBITDA is a Non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these Non-GAAP financial measures assist investors in making a consistent comparison of these measures for its three and nine months ended December 31, 2016 compared to the results of the prior year periods. In addition, management uses these Non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The Non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

Core Gross Profit:

	Three Months Ended		Nine Months Ended
	12/31/16 (in 000’s)	12/31/15 (in 000’s)	12/31/16 (in 000’s)	12/31/15 (in 000’s)
Gross profit, as reported	$41,217	$39,610	$143,263	$133,576
Inventory purchase accounting charges	—	23	148	120

Core gross profit, (Non-GAAP)	$41,217	$39,633	$143,411	$133,696

Core gross profit, (Non-GAAP) as a % of net revenues	19.6%	19.2%	21.1%	20.8%

Core SG&A Expenses:

	Three Months Ended		Nine Months Ended
	12/31/16 (in 000’s)	12/31/15 (in 000’s)	12/31/16 (in 000’s)	12/31/15 (in 000’s)
SG&A expenses, as reported	$20,408	$20,423	$62,798	$59,351
Acquisition & integration expenses	(372)	(588)	(806)	(3,147)

Core SG&A expenses, (Non-GAAP)	$20,036	$19,835	$61,992	$56,204

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	9.5%	9.6%	9.1%	8.7%

Core Operating Income and Core EBITDA:

	Three Months Ended		Nine Months Ended
	12/31/16 (in 000’s)	12/31/15 (in 000’s)	12/31/16 (in 000’s)	12/31/15 (in 000’s)
Operating income, as reported	$20,416	$17,397	$79,858	$71,710
Inventory purchase accounting charges	—	23	148	120
Acquisition & integration expenses	372	588	806	3,147
Facility closure expenses	393	1,790	607	2,515

Core operating income, (Non-GAAP)	$21,181	$19,798	$81,419	$77,492

Core operating income, as a % of net revenues, (Non-GAAP)	10.1%	9.6%	12.0%	12.0%

Depreciation	$8,236	$8,451	$24,853	$23,644
Amortization	3,458	3,231	10,835	9,633

Core EBITDA, (Non-GAAP)	$32,875	31,480	$117,107	$110,769

% of net revenues	15.6%	15.3%	17.2%	17.2%

Core Other (Income) Expense:

	Three Months Ended		Nine Months Ended
	12/31/16	12/31/15	12/31/16	12/31/15
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Other (income) expense, net, as reported	$(1,125)	$650	$(1,685)	$115
Supplemental purchase price adjustments	887	—	887	—

Core other (income) expense, net (Non-GAAP)	$(238)	$650	$(798)	$115

Core Effective Tax Rate:

	Three Months Ended		Nine Months Ended
	12/31/16 (in 000’s)	12/31/15 (in 000’s)	12/31/16 (in 000’s)	12/31/15 (in 000’s)
Income before income taxes, as reported	$15,400	$10,645	$62,425	$52,485
Non-core items	(122)	2,401	674	5,916

Core income before income taxes, (Non-GAAP)	$15,278	$13,046	$63,099	$58,401

	Three Months Ended		Nine Months Ended
	12/31/16 (in 000’s)	12/31/15 (in 000’s)	12/31/16 (in 000’s)	12/31/15 (in 000’s)
Income tax expense, as reported	$3,205	$1,008	$17,786	$12,940
Release of foreign deferred tax valuation accounts	—	—	—	1,691
All other non-core items	110	573	192	905

Core income tax expense, (Non-GAAP)	$3,315	$1,581	$17,978	$15,536

Effective tax rate	21%	9%	28%	25%
Core effective tax rate (Non-GAAP)	22%	12%	28%	27%

For more information, please contact: Sharon E. Birkett

Vice President and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311